Exhibit 99.1

CONSENT OF AUSTIN ASSOCIATES, LLC

We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of BNB Bancorp, Inc. with and into LCNB Corp. and to the reference to our firm’s name under the caption “Opinion of BNB’s Financial Advisor” in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Austin Associates, LLC
/s/ Austin Associates, LLC